Exhibit 10.1

U.S. Energy Corp.
Performance Compensation Plan
Adopted: December 6, 2013
Effective: January 1, 2014

Plan Objectives

The objectives of the Performance Compensation Plan (the “Plan”) are to:

•	incentivize top level managers and senior management of U.S. Energy Corp (“US Energy” or the “Company”);
•	to improve shareholder value by accomplishing aggressive, yet realistic, financial and production objectives;
•	encourage employees to contribute to the ultimate goal of improving shareholder value by making participating employees eligible for an annual performance bonus under the Plan; and
•	heavily weighting the compensation of senior management towards performance based incentives.

Administration

The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Chief Executive Officer (“CEO”), provided that any action permitted to be taken by the Committee may be taken by the Board of Directors (the “Board”), in its discretion.  The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable.  Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31 (the “Performance Period”).  The Compensation Committee is responsible for approving any incentive compensation for executive officers, as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and for recommending to the Board the incentive compensation for the CEO.  The CEO is responsible for any incentive compensation for employees who are not Executive Officers (the “Non-Executive Officer Employees”).  As such, any and all responsibility of, or discretion reserved to, the Compensation Committee will apply to the CEO with respect to those Non-Executive Officers Employees, unless otherwise specified by the Compensation Committee.

Any bonuses earned are based on an employee’s base cash compensation excluding all forms of benefits or bonuses.  All other forms of compensation are to be deducted from base pay in computing a bonus earned under this Plan.

A

Eligibility

All Company employees holding a position with the Company that is covered by the Plan, as determined by the Compensation Committee from time to time in its discretion, are eligible to participate in the Plan for each Performance Period; provided, however, that in order to receive an award for a Performance Period, if awards are available, eligible employees (“Participants”) must: (i) be employed by the Company both on the last day of the applicable Performance Period (which will generally be December 31 of each year) and at the time awards are paid out under the Plan; (ii) have completed at least three months of full-time, active service with the Company during the applicable Performance Period (which shall include all family and medical leaves of absence) or have been deemed to be eligible to participate fully in the Plan; (iii) receive at least a “Meets Expectations” rating on the employee’s performance review for the applicable Performance Period; and (iv) not be subject to a written performance improvement plan at the time awards are paid out under the Plan.

Participants with at least three, but less than 12, months of active service during a Performance Period may be eligible for a prorated bonus for such Performance Period, depending on their length of service for that period.  A Participant who changes titles/positions during a Performance Period may be eligible for a bonus based on the length of time in each position and the respective bonus targets that would apply for such position during such Performance Period, as designated by the Compensation Committee or CEO.

Unless the terms of an applicable severance plan or employment agreement provide otherwise, a Participant who terminates employment (or gives notice of his or her intent to terminate), for reasons other than death or disability prior to a payout date of an award under the Plan, will not be eligible for a bonus award.  If an employee dies prior to a payout date of an award under this Plan, then the award that the employee otherwise would have been eligible to receive under the Plan, if any, may be paid to his/her estate at the discretion of the Company.

Target Bonus Awards

Target bonus awards will be determined and communicated by the Compensation Committee to eligible employees annually.  The Compensation Committee must be comprised solely of two or more “Outside Directors,” as defined under Treasury Regulation Section 1.162-27(e)(3).  For Executive Officers (other than the CEO), the target bonus awards for such Participants will be determined by the Compensation Committee, in consultation with the Chief Executive Officer.  Target bonus awards may be modified from time to time.

B

The target bonus awards will generally adhere to the following example, subject to express modification by the Compensation Committee.  Any such modification will occur, if at all, no later than 90 days after the beginning of the Performance Period.

Description	Tier 1	Tier 2	Tier 3	Tier 4	Executive
Salary Range	$000 to $49,999	$50,000 to$99,999	$100,000 to $149,000	150,000 + Non-executive	Executive Officers
Target Bonus Percentage of Base Salary	10%	20%	35%	50%	100%

Award Determination

Actual bonus payouts can range from 0 to 3 times the target bonus awards, based on Company performance, but in no event will actual bonus payouts exceed $2,000,000 for any individual Participant for a given Performance Period.

At the beginning of each Performance Period under the Plan, the criteria for assessing the Company’s performance will be (i) developed by the Chief Executive Officer of the Company in consultation with management, (ii) reviewed and approved by the Compensation Committee, and (iii) approved by the Board.

After the end of each Performance Period, the Compensation Committee will assess the extent to which the goals and objectives have been met and certify the overall percentage of performance goals achieved.

Internal Revenue Code (“Code”) Section 162(m) Performance Criteria

Performance goals established for purposes of conditioning the grant of bonus awards shall be based on one or more of the following performance criteria (“Performance Criteria”) and need not be the same for each Participant: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, operating earnings, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified level of, or specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase

C

in, return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the Company’s shares; (x) the growth in the value of an investment in the Company’s shares assuming the reinvestment of dividends;  (xi) the attainment of certain target levels of, or a percentage increase in, oil and gas proved developed and proved undeveloped reserves; (xii) the attainment of certain target levels of, or a percentage increase in, average daily oil and gas production, (xiii) the attainment of certain target levels of mineral reserve and resource replacement, and (xiv) the attainment of certain target levels of mineral production.  For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or Subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other peer companies.  To the extent permitted under Code Section 162(m) (including compliance with any requirements for stockholder approval) and Code Section 409A, the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria; so long as the additional, adjusted, modified, or amended business criteria is established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the Performance Criteria relates, provided that the outcome is substantially uncertain at the time the Compensation Committee actually establishes the goal.

Payment of Awards

Payment of an award under the Plan to a Participant shall be made as soon as practicable after determination of the amount of the award, and will generally occur within 75 days after the end of the calendar year during which the applicable Performance Period ends and, except as otherwise required by law or this Plan, will be paid during the calendar year immediately following the end of the Performance Period.

Other Provisions

The Company reserves the right to interpret, modify, suspend or terminate this Plan at any time.  No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

D

Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the Chief Executive Officer where the Board shall make the final determination after considering the Compensation Committee’s recommendation.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company. Employees of the Company are employed “at will” unless they have an agreement signed by the Chief Executive Officer or a member of the Board providing for other than at-will employment.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.

In the event of any conflict between a Participant’s employment agreement, or severance agreement, if applicable, with the Company and this Plan, the terms of the Participant’s employment agreement, or severance agreement, if applicable, will control.  The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.  This Plan supersedes and replaces the Company’s previous Performance Compensation Plan.

Code Section 409A Compliance

Payments to Participants pursuant to this Plan are not intended to constitute deferrals of compensation within the meaning of Code Section 409A.  Further, although payments hereunder are not intended to constitute “separation pay” within the meaning of the Treasury Regulations under Code Section 409A, in the event that the Company determines that a payment to a Participant hereunder (or a payment based upon the provisions of this Plan) does constitute “separation pay” within the meaning of such Treasury Regulations, (i) such payment shall be subject to the applicable provisions of any employment or separation agreement (if any) between such Participant and the Company dealing with the timing and characterization of such Participant’s separation pay for purposes of Code Section 409A; and (ii) if such Participant is not subject to an employment or separation agreement containing provisions dealing with the timing and characterization of such Participant’s separation pay for purposes of Code Section 409A, then to the extent any such payment (A) is required to be paid during the period from the date of termination of Participant’s employment through March 15 of the calendar year following such termination, such payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)and thus payable pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (B) is payable following said March 15, such payment is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2) made upon an involuntary separation from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision, and (C) is in excess of the

E

amounts specified in clauses (A) and (B) of this paragraph, such payment shall (unless otherwise exempt under Treasury Regulations) be considered a separate payment subject to the distribution requirements of Code Section 409A(a)(2)(A), including, without limitation, the requirement of Code Section 409A(a)(2)(B)(i) that payments be delayed until 6 months after such Participant’s separation from service if such Participant is a "specified employee" within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a 6-month delay of such payment is required pursuant to the preceding sentence (as determined by the Company), on the first regularly scheduled pay date following the conclusion of the delay period the Participant shall receive such payment (subject to applicable tax withholdings and deductions).

Code Section 162(m) Compliance

All payments contemplated herein to a “Covered Employee,” as that term is defined under Code Section 162(m)(3), are intended to satisfy the exception for “Other Performance-Based Compensation” contained in Code Section 162(m)(4)(C).  Any ambiguities should be resolved in favor of that intent.

Clawbacks

Any benefits the Participant may receive under this Plan shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.

F